Exhibit 5.1

April 4, 2017

114211-21

Ekso Bionics Holdings, Inc.

1414 Harbour Way South

Suite 1201

Richmond, California 94804

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Prospectus Supplement, dated April 4, 2017 (the “Prospectus Supplement”), to a Registration Statement (No. 333-205168) on Form S-3, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the offering of an aggregate of (i) up to 3,732,356 shares of the Company’s common stock, par value $0.001 per share (collectively, the “Shares”); (ii) warrants to purchase up to 1,866,178 shares of Company’s common stock, par value $0.001 per share (collectively, the “Warrants”); and (iii) up to 1,866,178 shares of the Company’s common stock, par value $0.001 per share, issuable upon exercise of the Warrants (collectively, the “Warrant Shares”). The Company is offering the Shares, the Warrants and the Warrant Shares pursuant to a Securities Purchase Agreement, dated April 2, 2017, among the Company and each of the persons identified as a “Purchaser” therein (the “Purchase Agreement”). This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed.

The opinion expressed below is limited to the general corporate law of the state of Nevada.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, the Warrants and the Warrant Shares, when issued and sold in accordance with the Purchase Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

April 4, 2017

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

/s/ Nutter, McClennen & Fish, LLP

NUTTER, McCLENNEN & FISH, LLP